EXHIBIT 10.1

PORTIONS OF THIS EXHIBIT (MARKED WITH AN ASTERISK) HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. OMITTED PORTIONS ARE FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

AMENDED AND RESTATED MASTER AGREEMENT TO LEASE EQUIPMENT        No. 1258

THIS AMENDED AND RESTATED MASTER AGREEMENT TO LEASE EQUIPMENT (this "Agreement") is entered into as of February 27, 2002 by and between CISCO SYSTEMS CAPITAL CORPORATION ("Lessor"), having its principal place of business at 170 West Tasman Drive, Mailstop SJCLP1, 2nd Floor, San Jose, California 95134 and CTC COMMUNICATIONS CORP., a Massachusetts corporation ("Lessee"), having its principal place of business at 360 Second Avenue, Waltham, Massachusetts, and amends, restates and supercedes that certain Master Agreement to Lease Equipment entered into between Lessor and Lessee dated October 3, 2000 (the "Existing Master Lease"). Notwithstanding anything to the contrary contained herein or in any related document, this Agreement and the other Lease Documents will not be deemed effective until approved by the Lessor's senior bank group.

I. THE LEASE

1.1 Lease of Equipment. In accordance with the terms and conditions of this Agreement, Lessor shall lease to Lessee, and Lessee shall lease from Lessor, the personal property described in the lease schedule(s)(each, a "Schedule") to be entered into from time to time into which this Agreement is incorporated (each Schedule, together with this Agreement and the Appendix, as defined below, and any other appendix entered into from time to time, a "Lease"), together with all substitutions, replacements, repairs, parts and attachments, improvements and accessions thereto (the "Equipment"). Each "Schedule" as defined in the Existing Master Lease, that was executed in connection with the Existing Master Lease, shall constitute a Schedule under this Agreement. The cost of the Equipment that shall be leased to Lessee pursuant to this Agreement from and after February 1, 2002, and all Schedules entered into pursuant to this Agreement on and after February 1, 2002, shall not exceed the maximum amount set forth in that certain Appendix to Amended and Restated Master Agreement to Lease Equipment dated concurrently herewith and incorporated herein (the "Appendix"), which shall further describe the terms and conditions of the Lease, the Lease utilization period and the type of Equipment that shall be leased to Lessee after February 1, 2002. Capitalized terms not otherwise defined in this Agreement have the meanings specified in the applicable Schedule or the Appendix, as the case may be. The obligations of Lessee to Lessor under each of the Schedules dated prior to February 1, 2002 that were executed in connection with the Existing Master Lease, shall be restructured as set forth in the Appendix. Each Lease shall constitute a separate, distinct, and independent lease and contractual obligation of Lessee. Except as expressly set forth in any Lease, Lessor shall at all times retain the full legal title to the Equipment, it being expressly agreed by both parties that each Lease is an agreement of lease only.

1.2 Equipment Procurement. Except as set forth in the Appendix, Lessee has selected or will select Equipment to be procured from Cisco Systems, Inc. or another manufacturer, reseller or vendor acceptable to Lessor(together, "Vendor"). Lessee will notify Lessor in writing of its procurement or intent to procure such Equipment and its request to enter into a Lease in respect of such Equipment. Upon Lessor's acceptance of the Equipment for purposes of any Lease, Lessee shall be deemed to have assigned to Lessor all Lessee's right, title and interest in and to the Equipment and any purchase order or contract relating thereto; provided that Lessor shall have no obligation under such purchase order or contract other than the obligation to pay the Vendor the purchase price of such Equipment. Lessee shall execute and return to Lessor (i) each Schedule prepared by Lessor relating to any Equipment within five days of Lessee's receipt of same, and (ii) each Certificate of Acceptance within five days of receipt and acceptance of the applicable Equipment. If for whatever reason the lease transaction in respect of any Equipment is not consummated, Lessee shall be solely liable to pay Vendor in accordance with the applicable purchase order or contract and shall indemnify and hold Lessor harmless from any liability or payment incurred or made in connection therewith. In such event, upon Lessor's receipt of satisfactory evidence of such payment by Lessee, Lessor shall assign to Lessee, without warranty, its right, title and interest in and to the Equipment and any purchase order or contract relating thereto.

1.3 Term of Lease. The Original Term of each Lease shall begin on the Commencement Date as specified in the applicable Schedule and, subject to Sections 3.5 and 4.2, shall terminate on the date specified in the applicable Schedule. If so provided in the applicable Schedule, the Original Term for any Lease may be succeeded by one or more Extended Terms. Subject to Sections 3.5 and 4.2 and any express provisions of the Schedule, no Lease may be terminated by Lessor or Lessee, for any reason whatsoever, prior to the end of the Original Term or any pending Extended Term.

1.4 Rental Payments. Lessee shall pay Lessor Rent for the Equipment in the amounts and at the times specified in the applicable Schedule. All Rent and other amounts payable by Lessee to Lessor hereunder shall be paid to Lessor at the address specified above, or at such other place as Lessor may designate in writing to Lessee from time to time.

1.5 Return of Equipment. Upon expiration of the Lease Term, Lessee shall immediately return the Equipment to Lessor in the condition and at the place provided in Section 3.3.

II. DISCLAIMERS AND WARRANTIES; INTELLECTUAL PROPERTY

2.1 Disclaimers; Warranties. Lessee represents and acknowledges that the Equipment is of a size, design, capacity and manufacture selected by it, and that it is satisfied that the Equipment is suitable for its purposes.
LESSEE LEASES THE EQUIPMENT AS IS, AND, NOT BEING THE MANUFACTURER OF THE EQUIPMENT, THE MANUFACTURER'S AGENT OR THE SELLER'S AGENT, LESSOR MAKES NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, AS TO THE MERCHANTABILITY, FITNESS FOR ANY PARTICULAR PURPOSE, DESIGN OR CONDITION OF THE EQUIPMENT. LESSOR SHALL NOT BE RESPONSIBLE FOR ANY LOSS OR DAMAGE RESULTING FROM THE INSTALLATION, OPERATION OR OTHER USE, OR DEINSTALLATION OF THE EQUIPMENT, INCLUDING ANY DIRECT, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES OR LOSS. Lessee shall look solely to the manufacturer or the supplier of the Equipment for correction of any problems that may arise with respect thereto, and all transferable manufacturer and supplier warranty rights are, to the extent such rights have been transferred to Lessor, hereby assigned without representation or warranty by Lessor to Lessee for the Lease Term, which warranties Lessee is authorized to enforce if and when there exists no Event of Default. Any such enforcement shall be at Lessee's sole cost and expense.

2.2 Intellectual Property. Lessee acknowledges that neither this Agreement nor any Lease conveys any explicit or implicit license for the use of software or other intellectual property of Cisco Systems, Inc. or its affiliates relating to the Equipment and that such license rights, to the extent they exist, are contained in separate documentation entered into between Lessee and Cisco Systems, Inc. or other persons. LESSOR MAKES NO WARRANTIES OR REPRESENTATIONS WHATSOEVER WITH RESPECT TO THE INTELLECTUAL PROPERTY RIGHTS, INCLUDING ANY PATENT, COPYRIGHT AND TRADEMARK RIGHTS, OF ANY THIRD PARTY WITH RESPECT TO THE EQUIPMENT, WHETHER RELATING TO INFRINGEMENT OR OTHERWISE. Lessor shall, when reasonably requested in writing by Lessee, provided there exists no Event of Default and an indemnity satisfactory to Lessor is delivered by Lessee, and at Lessee's cost and expense, enforce rights of indemnification, if any, for patent infringement obtained from the manufacturer under any agreement for purchase of the Equipment. If notified promptly in writing of any action brought against Lessee based on a claim that the Equipment infringes a patent right, Lessor shall promptly notify the manufacturer thereof for purposes of exercising, for the benefit of Lessee, Lessor's rights with respect to such claim under any such agreement.

III. LESSEE OBLIGATIONS
3.1 Net Lease; Payments Unconditional. EACH LEASE IS A NET LEASE, AND ALL COSTS, EXPENSES AND LIABILITIES RELATING TO THE EQUIPMENT, INCLUDING IN RESPECT OF TAXES, INSURANCE AND MAINTENANCE, SHALL BE BORNE SOLELY BY LESSEE. LESSEE'S OBLIGATION TO PAY ALL RENT AND OTHER SUMS THEREUNDER, AND THE RIGHTS OF LESSOR IN AND TO SUCH PAYMENTS, SHALL BE ABSOLUTE AND UNCONDITIONAL, AND SHALL NOT BE SUBJECT TO ANY ABATEMENT, REDUCTION, SETOFF, DEFENSE, COUNTERCLAIM, INTERRUPTION, DEFERMENT OR RECOUPMENT, FOR ANY REASON WHATSOEVER.

3.2 Use of Equipment. Lessee shall use the Equipment solely in the conduct of its business, in a manner and for the use contemplated by the manufacturer thereof, and in compliance with all laws, rules and regulations of every governmental authority having jurisdiction over the Equipment or Lessee and with the provisions of all policies of insurance carried by Lessee pursuant to Section 3.6.

3.3 Delivery; Installation; Return; Maintenance and Repair; Inspection. Lessee shall be solely responsible, at its own expense, for (a) the delivery of the Equipment to Lessee, (b) the packing, rigging and delivery of the Equipment back to Lessor, upon expiration or termination of the Lease Term, in good repair, condition and working order, ordinary wear and tear excepted, at the location(s) within the continental United States specified by Lessor, and (c) the installation, de-installation, maintenance and repair of the Equipment. During the Lease Term, Lessee shall ensure that the Equipment is covered by a maintenance agreement, to the extent available, with the manufacturer of the Equipment or other party reasonably acceptable to Lessor. Lessee shall, at its expense, keep the Equipment in good repair, condition and working order, ordinary wear and tear excepted, and at the expiration or termination of the Lease Term with respect to any of the Equipment, have such Equipment inspected and certified acceptable for maintenance service by the manufacturer. If any of the Equipment, upon its return to Lessor, is not in good repair, condition and working order, ordinary wear and tear excepted, and so inspected and certified, Lessee shall be obligated to pay Lessor for the out-of-pocket expenses Lessor incurs in bringing such Equipment up to such status, but not in excess of the Casualty Value for such Equipment, promptly after its receipt of an invoice for such expenses. Lessor shall be entitled to inspect the Equipment at reasonable times.

3.4 Taxes. Lessee shall pay, and hereby indemnifies Lessor on a net, after-tax basis, against, and shall hold it harmless from, all license fees, assessments, and sales, use, property, excise and other taxes and charges, other than those measured by Lessor's net income, now and hereafter imposed by any governmental body or agency upon or with respect to any of the Equipment, or the possession, ownership, use or operation thereof, or any Lease, or the consummation of the transactions contemplated by any Lease. Notwithstanding the foregoing, to the extent required of it by applicable law and in reliance upon Lessee's disclosure of the location of such Equipment, Lessor shall file personal property tax returns, and shall pay personal property taxes payable with respect to the Equipment. Lessee shall pay to Lessor the amount of all such personal property taxes within 15 days of its receipt of an invoice for such taxes. For any Lease that is specified as an FMV Lease in the applicable Schedule, Lessee acknowledges that it is the intent of Lessor, and a material inducement to Lessor to enter into such Lease, to obtain all state and Federal income tax benefits of ownership with respect to the Equipment under such Lease, including entitlement to annual accelerated cost recovery deductions.

3.5 Loss of Equipment. Lessee assumes the risk that, and shall promptly notify Lessor in writing if, any item of Equipment becomes lost, stolen, damaged, destroyed or otherwise unfit or unavailable for use from any cause whatsoever (an "Event of Loss") after it has been delivered to a common carrier for shipment to Lessee. Unless the item is damaged and is reparable within a reasonable period of time in the judgment of Lessor (in which event Lessee shall promptly cause such item to be repaired and restored to the condition and value it had prior to such Event of Loss, at its own cost and expense), Lessee shall pay to Lessor on the Rent payment date following Lessor's receipt of such notice (or, if none, 30 days after such Event of Loss), an amount equal to the Rent payment or payments due and payable with respect to such Equipment on or prior to such date, plus a sum equal to the Casualty Value of such Equipment as of such date. Upon making such payment, the Rent for such Equipment shall cease to accrue, the term of the Lease as to such Equipment shall terminate and (except in the case of loss, unrecovered theft or complete destruction) Lessor shall be entitled to recover possession of such Equipment in accordance with the provisions of
Section 3.3 above. If Lessor has received the foregoing amount, Lessee shall be entitled to the proceeds of any recovery in respect of such Equipment from insurance or otherwise, provided that if the Equipment is subject to an FMV Lease, Lessee shall be entitled to receive such proceeds only up to the Casualty Value therefor, any excess amount to be paid to Lessor.

3.6 Insurance. Lessee shall obtain and maintain for the Lease Term at its own expense, property damage and liability insurance and insurance against loss or damage to the Equipment as a result of fire, explosion, theft, vandalism and such other risks of loss as are normally maintained on equipment of the type leased hereunder by companies carrying on the business in which Lessee is engaged, in such amounts, in such form and with insurers as shall be satisfactory to Lessor. Each insurance policy shall name Lessee as insured and Lessor and its assignees as additional insureds and loss payees thereof as their interest may appear, and shall provide that it may not be cancelled or altered without at least 30 days' prior written notice thereof being given to Lessor (or 10 days', in the event of non-payment of premium).

 3.7 Indemnity. Except with respect to the gross negligence or willful misconduct of Lessor, Lessee hereby indemnifies, protects, defends and holds harmless Lessor from and against any and all claims, liabilities (including negligence, tort and strict liability), demands, actions, suits, and proceedings, losses, costs, expenses and damages, including reasonable attorneys' fees and costs (collectively, "Claims"), arising out of, connected with, or resulting from any Lease or any of the Equipment, or any ancillary or related software or other intangibles, whether arising before, during or after the Lease Term (but not Claims relating to events occurring after Lessee has returned the Equipment to Lessor in accordance with Section 3.3), including Claims relating to the manufacture, selection, purchase, delivery, possession, condition, use, operation, return or other disposition of the Equipment. Each of the parties shall give the other prompt written notice of any Claim of which it becomes aware.

3.8 Prohibitions Related to Lease and Equipment. Without the prior written consent of Lessor, which consent as it pertains to clauses (b) and (d) below shall not be unreasonably withheld, Lessee shall not: (a) assign, transfer, or otherwise dispose of any Equipment, the Lease or any rights or obligations thereunder; (b) sublease any of the Equipment or permit the Equipment to be controlled by any other person; (c) create or incur, or permit to exist, any security interest, lien or encumbrance with respect to any of the Equipment; (d) cause or permit any of the Equipment to be moved from the location specified in the applicable Schedule; or (e) cause or permit any of the Equipment to be moved outside the United States. 3.9 Identification. Lessee shall place and maintain permanent markings provided by Lessor on the Equipment evidencing ownership, security and other interests therein, as specified from time to time by Lessor.

3.10 Alterations and Modifications. Lessee shall not make any additions, attachments, alterations or improvements to the Equipment without the prior written consent of Lessor, not to be unreasonably withheld. Any addition, attachment, alteration or improvement to any item of Equipment shall belong to and become the property of Lessor unless, at the request of Lessor, it is removed prior to the return of such item of Equipment by Lessee. Lessee shall be responsible for all costs relating to such removal and shall restore such item of Equipment to the condition and value otherwise required hereunder.

3.11 Personal Property. Lessee acknowledges and represents that the Equipment shall be and remain personal property, notwithstanding the manner by which it may be attached or affixed to realty, and Lessee shall do all acts and enter into all agreements necessary to ensure that the Equipment remains personal property. If requested by Lessor with respect to any item of Equipment, Lessee shall obtain and deliver to Lessor equipment access agreements, satisfactory to Lessor, from all persons claiming any interest in the real property on which such item of Equipment is installed or located.

3.12 Financial Statements. Lessee shall promptly furnish to Lessor such financial or other statements regarding the condition and operations of Lessee and any guarantor of any Lease, and information regarding the Equipment, as Lessor may from time to time reasonably request.

3.13 Lessee Representations. Lessee hereby represents that, with respect to this Agreement, the Appendix, and each Schedule, certificate evidencing acceptance of equipment, assignment of purchase order, insurance letter, UCC financing statement, or other document now or hereafter executed by Lessee in connection with any Lease, including, without limitation, the Letter Re:
Warrant Representations and Use of Cisco Name, and the other documents that are signed either by Lessee or CTC Communications Group, Inc. and delivered to Lessor in connection with the Appendix, other than any proposal letters (collectively, "Lease Documents"): (a) the execution, delivery and performance thereof by Lessee or its attorney-in-fact have been duly authorized by all necessary corporate, partnership or company action; (b) the person executing such documents is duly authorized to do so; and (c) such documents constitute legal, valid and binding obligations of Lessee, enforceable in accordance with their terms.

IV. DEFAULT AND REMEDIES

4.1 Events of Default. The occurrence of any of the following shall constitute an "Event of Default" hereunder and under each Lease: (a) Lessee fails to pay any Rent or other amount due under any Lease within five days after it becomes due and payable; (b) any representation or warranty of Lessee made in any Lease Document shall have been false or misleading in any material respect as of the date when it was made; (c) Lessee fails to maintain insurance as required herein or breaches any of clauses (a), (b) or
(e) of Section 3.8; (d) Lessee or CTC Communications Group, Inc. fails to perform any other covenant, condition or agreement made by it under any Lease, any warrant to purchase stock issued by CTC Communications Group, Inc. to Lessor, or any of the other Lease Documents, and such failure continues for 10 days; provided, if such failure is not capable of being cured it shall constitute an immediate Event of Default; (e) bankruptcy, receivership, insolvency, reorganization, dissolution, liquidation or other similar proceedings are instituted by or against Lessee, any guarantor of any Lease or any partner of a partnership Lessee or guarantor, or all or any part of such person's property, under the Federal Bankruptcy Code or other law of the United States or of any other competent jurisdiction, and, if such proceeding is brought against such person, it consents thereto or fails to cause the same to be discharged within 45 days after it is filed; (f) Lessee materially defaults under any agreement with respect to the purchase or installation of any of the Equipment; or (g) Lessee or any guarantor of any Lease, or any of their respective subsidiaries or other affiliates, defaults under any other instrument or agreement with Lessor or Cisco Systems, Inc.

4.2 Remedies. If an Event of Default exists, Lessor may exercise any one or more of the following remedies, in addition to those arising under applicable law: (a) proceed, by appropriate court action, to enforce performance by Lessee of the applicable covenants of any or all of the Leases; (b) terminate any or all Leases by notice to Lessee and take possession of any or all of the Equipment and, for such purpose, enter upon any premises where the Equipment is located with or without notice or process of law and free from all claims by Lessee or any other person, or require Lessee to assemble the Equipment and deliver it to Lessor in accordance with Section 3.3;(c) recover any and all direct, incidental and consequential damages, including all accrued and unpaid Rent and other amounts owing under any Lease, and (i) for any Lease that is an FMV Lease, the Equipment for which has not been returned to Lessor in the condition required hereunder, an amount equal to the Casualty Value thereof; or(ii) for any Lease that is an FMV Lease, the Equipment for which has been so returned to Lessor, such amounts as are provided for the lessee breach of a personal property lease under the Uniform Commercial Code of the jurisdiction specified in Section 5.11 (the "Code"), using the Discount Rate to calculate present values for such purpose; or (iii) for any Lease that is not an FMV Lease, an amount equal to the present value, discounted at the Discount Rate, of the sum of all Rent and other payments remaining to be paid under such Lease through the Lease Term plus the applicable purchase option amount specified in Paragraph 7 of the Schedule; and (d) sell or re-lease any or all of the Equipment, through public or private sale or lease transactions, and apply the proceeds thereof to Lessee's obligations under such Leases or otherwise seek recovery in accordance with applicable provisions of the Code. Lessee shall remain liable for any resulting deficiency and Lessor may retain any surplus it may realize in connection with an FMV Lease. The "Discount Rate" shall be the rate for U.S. Treasury obligations having a constant maturity of three months, as specified in the Federal Reserve Statistical Release H.15 (or replacement publication) issued most recently prior to the date of termination of the Lease. Lessee shall pay all costs and expenses (including reasonable attorneys' fees) incurred by Lessor in retaking possession of, and removing, storing, repairing, refurbishing and selling or leasing such Equipment and enforcing any obligations of Lessee pursuant to any Lease.

V. MISCELLANEOUS

5.1 Performance of Lessee's Obligations. Upon Lessee's failure to pay any amount or perform any obligation under any Lease when due, Lessor shall have the right, but shall not be obligated, to pay such sum or perform such obligation, whereupon such sum or cost of such performance shall immediately become due and payable thereunder, with interest thereon at the Default Rate from the date such payment or performance was made.

5.2 Right to Use. So long as no Event of Default exists, neither Lessor nor its assignee shall interfere with Lessee's right to use the Equipment under any Lease.

5.3 Assignment by Lessor. Lessor may assign or transfer any or all of Lessor's interest in this Agreement, any Lease, any Equipment or Rents, without notice to Lessee. Any assignee of Lessor shall have all of the rights, but none of the obligations (unless otherwise provided in the applicable assignment), of a "Lessor" under this Agreement and the applicable Lease, and Lessee agrees that it will not assert against any assignee any defense, counterclaim or offset that Lessee may have against Lessor or any preceding assignee, and that upon notice of such assignment or transfer, it will pay all Rent and other sums due under this Agreement and the applicable Lease to such assignee or transferee. Lessee acknowledges that any assignment or transfer by Lessor shall not materially change Lessee's duties or obligations under this Agreement or any Lease, nor materially increase the burdens or risks imposed on Lessee.

5.4 Further Assurances. Upon the request of Lessor from time to time, Lessee shall execute and deliver such further documents and do such further acts as Lessor may reasonably request in order fully to effect the purposes of this Agreement or any Lease. Lessee hereby appoints Lessor its attorney in fact, coupled with an interest, authorized, without any obligation to do so, (a) to sign on Lessee's behalf and file, record and register financing statements, and amendments and continuations thereof, and any other documents relating to liens, security interests or property rights of Lessor, Lessee or any third person with respect to any Equipment and ancillary property, in accordance with any Uniform Commercial Code or other code or statute, and (b) to enforce, in its own name or in the name of Lessee, claims relating to any Equipment against insurers, manufacturers or other persons, and to make, adjust, settle, compromise and receive payments as to such claims.

5.5 Rights and Remedies. Each right and remedy granted to Lessor under any Lease shall be cumulative and in addition to any other right or remedy existing in equity, at law, by virtue of statute or otherwise, and may be exercised by Lessor from time to time concurrently or independently and as often and in such order as Lessor may elect. Any failure or delay on the part of Lessor in exercising any such right or remedy shall not operate as a waiver thereof.

5.6 Notices. Any notice, request, demand, consent, approval or other communication provided for or permitted in relation to any Lease shall be in writing and shall be conclusively deemed to have been received by a party hereto on the day it is delivered to such party at its address, or received by the party at such facsimile number, as is set forth in such Lease (or at such other addresses or fax numbers such party shall specify to the other party in writing), or if sent by registered or certified mail, return receipt requested, on the fifth day after the day on which it is mailed, postage prepaid, addressed to such party.

5.7 Section Headings; Interpretation. Section headings are inserted for convenience of reference only and shall not affect any construction or interpretation of any Lease Document. In interpreting the provisions of any Lease Document, (a) the term "including" is not limiting; (b) references to "person" include individuals, corporations and other legal persons and entities; (c) the singular of defined terms includes the plural and vice-versa; and (d) section and paragraph references are to the document in which such reference appears, unless the context otherwise requires.
5.8 Entire Lease. This Agreement, together with the other Lease Documents, constitute the entire agreement between Lessor and Lessee with respect to the lease of the Equipment. No waiver or amendment of, or any consent with respect to, any provision of any Lease Document shall bind either party unless set forth in a writing, specifying such waiver, consent, or amendment, signed by both parties. TO THE EXTENT PERMITTED BY APPLICABLE LAW AND NOT OTHERWISE SPECIFICALLY GRANTED TO LESSEE IN ANY LEASE DOCUMENT, LESSEE HEREBY WAIVES ANY AND ALL RIGHTS OR REMEDIES CONFERRED UPON A LESSEE UNDER THE CODE OR ANY OTHER APPLICABLE LAW OR STATUTE, WITH RESPECT TO A DEFAULT BY LESSOR UNDER THIS AGREEMENT OR ANY LEASE. Each FMV Lease is intended by the parties as a "finance lease" under the Code.

5.9 Severability. Should any provision of any Lease Document be or become invalid, illegal, or unenforceable under applicable law, the other provisions of such Lease Document shall not be affected and shall remain in full force and effect.

5.10 Attorneys' Fees; Default Interest; Maximum Rates. Lessee shall reimburse Lessor for all charges, costs, expenses and attorney's fees incurred by Lessor (a) in defending or protecting its interests in the Equipment, (b) in the enforcement of this Agreement or any Lease, and (c) in any lawsuit or other legal proceeding to which this Agreement or any Lease gives rise. Any nonpayment of Rent or other amount payable under any Lease shall result in Lessee's obligation to promptly pay Lessor on such overdue payment, for the period of time during which it is overdue (including during any grace period), interest at a rate ("Default Rate") equal to fourteen percent (14%) per annum. To the extent that any payment of interest (including any amount deemed imputed interest for purposes of applicable law) under any Lease Document would otherwise exceed provisions of any law limiting the highest rate of interest that may be lawfully contracted for, charged or received by Lessor, such payment amount shall be deemed reduced to such amount as is equal to or consistent with the highest rate permitted by applicable law.

5.11 Governing Law and Jurisdiction. THIS AGREEMENT AND THE OTHER LEASE DOCUMENTS SHALL BE GOVERNED IN ALL RESPECTS BY THE LAWS OF THE STATE OF CALIFORNIA. LESSOR AND LESSEE WAIVE ALL RIGHTS TO TRIAL BY JURY IN ANY LITIGATION ARISING FROM ANY LEASE DOCUMENT. LESSEE CONSENTS TO THE NON-EXCLUSIVE JURISDICTION OF THE STATE COURTS OF CALIFORNIA, AND THE FEDERAL COURTS SITTING IN THE STATE OF CALIFORNIA, FOR THE RESOLUTION OF ANY DISPUTES UNDER ANY LEASE DOCUMENT.

5.12 Survival. All obligations of Lessee to make payments to Lessor under any Lease or to indemnify Lessor, including pursuant to Section 3.4 or 3.7 above, with respect to a Lease, and all rights of Lessor hereunder with respect to a Lease, shall survive the termination of such Lease and the return of the Equipment.

5.13 Security. To secure the payment and performance by Lessee of all obligations under each Lease, Lessee hereby grants Lessor a security interest in Lessee's right, title and interest, now existing and hereafter arising, in and to, (a) all Equipment subject to such Lease, (b) all insurance, warranty, rental and other claims and rights to payment and chattel paper arising out of such Equipment, and (c) all books, records and proceeds relating to the foregoing.

5.14 Counterparts; Chattel Paper. Each Lease Document may be executed in counterparts, and when so executed each counterpart shall be deemed to be an original, and such counterparts together shall constitute one and the same instrument. The original of each Schedule shall constitute chattel paper for purposes of the Code. If there exist multiple originals of a Schedule, the one marked "Lessor's Copy" or words of similar import, shall be the only chattel paper.

5.15 Appendix. The Appendix, and any other lease appendix executed by Lessor and Lessee making reference to this Agreement is a part of and incorporated into this Agreement by this reference.

LESSEE, BY THE SIGNATURE BELOW OF ITS AUTHORIZED REPRESENTATIVE,
ACKNOWLEDGES THAT IT HAS READ THIS AGREEMENT, UNDERSTANDS IT, AND AGREES TO BE BOUND BY ITS TERMS AND CONDITIONS. EACH PERSON SIGNING BELOW ON BEHALF OF LESSEE REPRESENTS THAT HE OR SHE IS AUTHORIZED TO EXECUTE AND DELIVER THIS AGREEMENT ON BEHALF OF LESSEE.

LESSOR:
CISCO SYSTEMS CAPITAL CORPORATION
By:
/s/(Authorized Signature)
(Name/Title)
LESSEE:
CTC COMMUNICATIONS CORP.
By:
/s/ (Authorized Signature)
(Name/Title)
By:
/s/(Authorized Signature)
(Name/Title)

                                  APPENDIX
To Amended and Restated Master Agreement to Lease Equipment No. 1258

THIS APPENDIX TO AMENDED AND RESTATED MASTER AGREEMENT TO LEASE EQUIPMENT NO. 1258 dated February 27, 2002 (this "Appendix"), effective as of February 1, 2002, is entered into by and between CISCO SYSTEMS CAPITAL CORPORATION ("Lessor"), and CTC COMMUNICATIONS CORP., a Massachusetts corporation ("Lessee"), and acknowledged and agreed to by CTC Communications Group, Inc., and supplements and shall be deemed incorporated into that certain Amended and Restated Master Agreement to Lease Equipment between Lessor and Lessee dated as of February 27, 2002 (the "Agreement").

1. CERTAIN DEFINITIONS. In addition to terms defined elsewhere in the Agreement or any Schedule thereto, the following terms shall have the following meanings:

"Administrative Agent" shall mean Toronto Dominion, as Administrative Agent under the Toronto Dominion Credit Agreement.

"ALE" means the total number of voice circuits and equivalent data circuits that the Lessee and its Subsidiaries have in service. Voice circuits are the actual number of voice circuits purchased by the Lessee's and its Subsidiaries' customers, while equivalent data circuits represents the data transmission capacity purchased by such customers divided by 64 kilobits per second (the capacity necessary to carry one voice circuit).

"Annualized Consolidated EDITDA" means, at any date of determination, Consolidated EBITDA for the most recently completed full Fiscal Quarter multiplied by four.

"Capital Expenditures" means, for any period, the aggregate amount of (a) all expenditures of the Lessee and its Subsidiaries for fixed or capital assets made during such period which, in accordance with GAAP, would be classified as capital expenditures, and (b) Capitalized Lease Liabilities incurred by the Lessee and its Subsidiaries during such period.

"Capitalized Lease Liabilities" means all monetary obligations of the Lessee or any of its Subsidiaries under any leasing or similar arrangement which have been (or, in accordance with GAAP, should be) classified as capitalized leases, and for proposes of this Appendix, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP, and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a premium or penalty.

"Capital Securities" means, with respect to any Person, any and all interests, including shares of capital stock, membership interest in limited liability companies and general or limited partnership interests in any partnership participations or other equivalents (however designated whether voting or non- voting) of such Person's capital, whether now outstanding or issued after this date of this Appendix.

"Cash Equivalent Investment" means, at any time: (a) any direct obligation of (or unconditionally guaranteed by) the United States or a State thereof (or any agency or political subdivision thereof, to the extent such obligations are supported by the full faith and credit of the United States or a State thereof) maturing not more than one year after such time; (b) commercial paper maturing not more than 270 days from the date of issue, which is rated A-1 or higher by S&P or P-1 or higher by Moody's, or (c) any certificate of deposit, time deposit or bankers acceptance, maturing not more than one year after its date of issuance, which is issued by any bank organized under the laws of the United States (or any State thereof) and which has (x) a credit rating of A2 or higher from Moody's or A or higher from S&P and (y) a combined capital and surplus greater than $500,000,000,

"Change of Control" means (a) at any time, (i) any person or group (within the meaning of Sections 13(d) and 14(d) under the Exchange Act), other than the Permitted Holders, shall become the ultimate "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) or holder of voting power, directly or indirectly, with respect to Capital Securities representing either (A) more than 40% of the Capital Securities or voting power with respect to the Parent on a fully diluted basis or (B) more than the percentage of the capital securities or voting power with respect to the Parent on a fully diluted basis then held by the Permitted Holders or (ii) the Fabbricatore Related Parties hold less than 51% of the total number of shares of Capital Securities held by the Fabbricatore Related Parties on and as of March 30, 2000 (as adjusted for stock splits, stock dividends, stock reclassifications and similar transactions); or (a) the failure of the Parent at any time to directly own beneficially and of record on a fully diluted basis 100% of the outstanding capital securities of the Lessee;
or (b) during any period of 24 consecutive months, individuals who at the beginning of such period constituted the Board of Directors of the Lessee (together with any new directors whose election to such Board or whose nomination for election by the stockholders of the Lessee was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Lessee then in office; or (c) the occurrence of any "Change of Control" (or similar term) under (and as defined in) any Subordinated Debt Document, as defined in the Toronto Dominion
Credit Agreement.

"Consolidated Group" means the Parent, the Lessee and each of their respective Subsidiaries.

"Consolidated EBITDA" means, for any applicable period, the sum of (a) Net Income for such period, plus (b) to the extent deducted in determining Net Income, the sum of (i) amounts attributable to amortization, (ii) income tax expense, (iii) Interest Expense and (iv) depreciation of assets, in each case annualized for applicable periods of less than a year, for such period.

"Contingent Liability" means any agreement, undertaking or arrangement by which any Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the Indebtedness of any other Person (other than by endorsements of instruments in the master lease appendix.doc course of collection), or guarantees the payment of dividends or other distributions upon the Capital Securities of any other Person. The amount of any Person's obligation under any Contingent Liability shall (subject to any limitation set forth therein) be deemed to be the outstanding principal amount of the debt, obligation or other liability guaranteed thereby.

"Debt Service" means, for any period, any principal payments and any cash Interest Expense required to be paid by the Consolidated Group for such period.

"Existing Schedules" shall have the meaning assigned to such term in Section 2(a) of this Appendix.

"Fabbricatore Related Parties" means Fabbricatore, the family members of Fabbricatore, Fabbricatore family trusts and any wholly owned Subsidiary of any combination of the foregoing.

"First Warrant" shall have the meaning set forth in Section 3(f) of this Appendix.

"Fiscal Quarter" means a quarter ending on the last day of March, June, September or December.

"Fiscal Year" means any period of twelve consecutive calendar months ending on March 31; references to a Fiscal Year with a number corresponding to any calendar year (e.g., the "2000 Fiscal Year") refer to the Fiscal Year ending on December 31 of such calendar year.

"GAAP" means generally accepted accounting principles as in effect from time to time.

"Governmental Authority" means any national government, or any state, province or other political subdivision thereof or therein, or any governmental ministry, department, body, commission, board, bureau, agency, central bank, court, tribunal or other instrumentality or authority exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

"Guaranty" shall mean that certain Amended and Restated Guaranty dated as of February 27, 2002, which amends, restates and supercedes that certain Guaranty dated October 3, 2000 by Parent in favor of Lessor, as the same may be amended from time to time.

"Hedging Obligations" means, with respect to any Person, all liabilities of such Person under currency exchange agreements, interest rate swap agreements, interest rate cap agreements and interest rate collar agreements, and all other agreements or arrangements designed to protect such Person against fluctuations in interest rates or currency exchange rates.

"Indebtedness" of any Person means, (a) all obligations of such Person for borrowed money or advances and all obligations of such Person evidenced by bonds, debentures, notes or similar instruments; (b) all obligations, contingent or otherwise, relative to the face amount of all letters of credit, whether or not drawn, and banker's acceptances issued for the account of such Person; (c) all Capitalized Lease Liabilities of such Person; (d) net liabilities of such Person under all Hedging Obligations;
(e) whether or not so included as liabilities in accordance with GAAP, all obligations of such Person to pay the deferred purchase price of property or services (excluding trade accounts payable in the ordinary course of business which are not overdue for a period of more than 60 days or, if overdue for more than 60 days, as to which a dispute exists and adequate reserves in conformity with GAAP have been established on the books of such Person), and indebtedness secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured
by) a Lien on property owned or being acquired by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse; (f) obligations arising under Synthetic Leases; and (g) all Contingent Liabilities of such Person in respect of any of the foregoing. The Indebtedness of any Person shall include the Indebtedness of any other Person (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person's ownership interest in or other relationship with such other Person, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

"Intercreditor Agreement" means that certain Intercreditor Agreement between Toronto Dominion, as Administrative Agent, and Lessor dated February 27, 2002, as amended from time to time.

"Interest Expense" means, for any period, the aggregate interest expense (both accrued and paid) of the Consolidated Group for such period, including the portion of any payments made in respect of Capitalized Lease Liabilities allocable to interest expense (net of interest income paid during such period to the Consolidated Group).

"Material Adverse Change" means (i) a material adverse change in the business, operations or financial condition of Lessee and its Subsidiaries taken as a whole, or (ii) any event, matter, condition or circumstance which
(A) would materially impair the ability of Lessee or any other Person to perform or observe its obligations under or in respect of the Agreement or any other agreements, instruments or documents executed in connection herewith, or (B) affects the legality, validity, binding effect or enforceability of the Agreement or any other agreements, instruments or documents executed in connection herewith.

"Net Income" means, for any period, the aggregate of all amounts (exclusive of all amounts in respect of (i) any non-cash extraordinary gains and losses and (ii) any Non-Recurring Items in an amount not to exceed $5,000,000 in the aggregate per annum) which would be included as net income on the consolidated financial statements of the Consolidated Group for such period.

"New Schedule" shall have the meaning assigned to such term in Section 3(e) of this Appendix.

"Non-Recurring Items" means, for any period, any non-cash item which has reduced Net Income for such period but which, by its nature, will represent a one-time charge and will not reduce Net Income in any subsequent period.

"Non-Soft Costs Payments" shall have the meaning assigned to such term in
Section 2(a) of this Appendix.

"Parent" means CTC Communications Group, Inc.

"Permitted Holders" means the Spectrum Related Parties and/or the
Fabbricatore Related Parties.

"Person" means any natural person, corporation, limited liability company, partnership, joint venture, association, trust or unincorporated organization, governmental authority, or any other legal entity, whether acting in an individual, fiduciary or other capacity.

"Pro Forma Debt Service Coverage Ratio" means as of the last day of any Fiscal Quarter the ratio of (a) Annualized Consolidated EBITDA computed for such Fiscal Quarter to (b) the aggregate amount (as determined in good faith by the Parent and the Lessee) of Debt Service for the next four Fiscal Quarters immediately following the Fiscal Quarter most recently ended.

"Requirements of Law" means, as to any person, any and all laws, treaties, rules or regulations or determinations of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon the person or any of its property or to which the person or any of its property is subject.

"Restricted Cash" means any cash or Cash Equivalents of Lessee in a cash collateral account or otherwise that secures payment or performance of any obligation of Lessee to any Person, including without limitation, cash held to secure reimbursement obligations for any letters of credit or bonds, other than the amount of cash or Cash Equivalents, if any, that (i) exceeds any required minimum balances established by any Person and (ii) can be withdrawn and utilized by Lessee absent the occurrence of an event of default under the Toronto Dominion Credit Agreement.

"Soft Costs" include, without limitation, costs or expenses for, or associated with, packing, shipping, taxes, maintenance, installation, cabling, and software.

"Spectrum Related Parties" means Spectrum Equity Investors II L.P. and its Subsidiaries.

"Subsidiary" means any corporation, association, partnership, joint venture or other business entity of which more than 50% of the voting stock or other equity interest is owned directly or indirectly by any person or one or more of the other Subsidiaries of such person or a combination thereof.

"Synthetic Leases" means, as applied to any Person, any lease (including leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) (a) that is not a capital lease in accordance with GAAP and (b) in respect of which the lessee retains or obtains ownership of the property so leased for federal income tax purposes, other than any such lease under which that Person is the lessor.

"Toronto Dominion" means Toronto Dominion (Texas), Inc., and its successors and assigns.

"Toronto Dominion Credit Agreement" means that certain Credit Agreement among Lessee, Parent, Toronto Dominion and the other lenders described therein, dated as of March 30, 2000, as amended or amended and restated from time to time.

"Total Debt" means, on any date, the outstanding principal amount of all Indebtedness of the Consolidated Group of the type referred to in clause (a) (which in the case of the.A-8. BPH\EXTRANET\CSCC FORM\A003.L.master lease appendix.doc Loans, shall be deemed to equal the average daily amount of the Loans (as defined in the Toronto Credit Agreement) outstanding for the Fiscal Quarter ending on or immediately preceding the date of determination), clause (b) (which in the case of Letter of Credit Outstandings, as defined in the Toronto Credit Agreement, shall be deemed to equal the average daily amount of Letter of Credit Outstandings for the Fiscal Quarter ending on or immediately preceding the date of determination), clause (c) and clause (g), in each case of the definition of "Indebtedness" (exclusive of intercompany Indebtedness between the Consolidated Group) and any Contingent Liability in respect of any of the foregoing.

"Total Debt to Capitalization Ratio" means at any time, the ratio of (a) Total Debt outstanding at such time to (b) Total Debt outstanding at such time plus paid-in-equity capital of the Consolidated Group at such time.

"Total Leverage Ratio" means, as of the last day of any Fiscal Quarter, the ratio of (a) Total Debt outstanding on the last day of such Fiscal Quarter to (b) Annualized Consolidated EBITA computed for such Fiscal Quarter.

"Tranche 1" shall have the meaning assigned to such term in Section 3(a)(i) of this Appendix.

"Tranche 2" shall have the meaning assigned to such term in Section 3(a)(ii) of this Appendix.

"Tranche 3" shall have the meaning assigned to such term in Section 3(a)(iii) of this Appendix.

"Tranche 4" shall have the meaning assigned to such term in Section 3(a)(iv) of this Appendix.

"Tranche 1 Commitment Period" shall have the meaning assigned to such term in Section 3(a)(i) of this Appendix.

"Tranche 2 Commitment Period" shall have the meaning assigned to such term in Section 3(a)(ii) of this Appendix.

"Tranche 3 Commitment Period" shall have the meaning assigned to such term in Section 3(a)(iii) of this Appendix.

"Tranche 4 Commitment Period" shall have the meaning assigned to such term in Section 3(a)(iv) of this Appendix.

"Unrestricted Cash Balance" means, at any time, the amount by which all cash and Cash Equivalent Investments exceeds the balance at such time of Restricted Cash.

"Warrant" shall have the meaning set forth in Section 3(f) of this Appendix.

2. RESTRUCTURING OF EXISTING LEASE SCHEDULES.

(a) Restructured Lease Payments. Each of the Schedules executed by Lessee prior to February 1, 2002 in connection with the Existing Master Lease (each such Schedule together with those certain Schedule Nos. 072- 000, 073-000, 074-000, 075-000, 076-000, 077-000 and 078-000, each dated as of a date in February 2002, and any other schedules entered into on or after February 1,2002 but prior to the effectiveness of this Appendix (the "Current Schedules"), referred to hereinafter collectively, as the "Existing Schedules"), except for those Existing Schedules that relate only to Soft Costs and the Current Schedules, shall be restructured as follows. That portion of the payments due under the Existing Schedules as of February 1, 2002 for everything other than Soft Costs (the "Non-Soft Costs Payments"), as determined by Lessor, are payments under existing lease schedules broken down into soft costs and hardware shall be due and payable over a thirty-six
(36) month period beginning February 1, 2002 and ending January 1, 2005. The Non-Soft Costs Payments shall be payable as set forth on an Addendum to each Existing Schedule to be executed by Lessor and Lessee on or before March 15, 2002, which Addendum shall (i) provide for no payments for the months of February through July, 2002, with all Non-Soft Costs Payments due under each Existing Schedule amortized over the remaining thirty (30) months of such thirty-six (36) month period, and (ii) incorporate into the amount of the monthly payment a lease rate factor, discount rate and residual payment such that the aggregate monthly payment shall be consistent with the pricing described in the example attached as Exhibit A to the Lease Restructuring Proposal dated January 23, 2002. All payments under each Existing
Schedule attributable to Soft Costs shall continue to be due and payable as set forth in such Existing Schedules. All Existing Schedules, Current Schedules and New Schedules constitute Schedules under the Agreement.

(b) Future Schedules. Notwithstanding anything to the contrary in any agreement between Lessor and Lessee, from and after February 1, 2002, any future leases of Equipment by Lessor to Lessee shall be pursuant and subject to the terms and conditions of the Agreement, this Appendix, the New.A-
10. BPH\EXTRANET\CSCC FORM\A003.L.master lease appendix.doc Schedules and the other Lease Documents.

3. AVAILABILITY OF LEASE FACILITY.

(a) Tranche Availability. Subject to the terms and conditions of the Agreement and this Appendix, and so long as no Event of Default has occurred and lessee is in compliance with its covenants set forth in this Appendix, Lessor shall, from time to time during each applicable Tranche Commitment Period, upon the request of Lessee, lease Equipment to Lessee. The aggregate cost of the Equipment available for lease to Lessee under the Agreement, the Schedules and this Appendix shall not exceed the amounts set forth below for each period of time set forth below: (i) For the period beginning February 1, 2002 and continuing through April 30, 2002 ("Tranche 1 Commitment Period"), Ten Million Dollars ($10,000,000) ("Tranche 1"); (ii) For the period beginning May 1, 2002 and continuing through July 31, 2002 ("Tranche 2 Commitment Period"), Ten Million Dollars ($10,000,000)
("Tranche 2"); (iii) For the period beginning August 1, 2002 and continuing through October 31, 2002 ("Tranche 3 Commitment Period"), Ten Million Dollars ($10,000,000) ("Tranche 3"); and (iv) For the period beginning November 1, 2002 and continuing through January 31, 2003 ("Tranche 4 Commitment Period"), Ten Million Dollars ($10,000,000) ("Tranche 4").

Notwithstanding anything to the contrary in the Agreement, this Appendix or any of the other Lease Documents, in addition to compliance with the covenants set forth in this Appendix and subject to the other terms and conditions of the Lease Documents, Tranches 2, 3 and 4 shall be made available to Lessee only if, immediately prior to and at all times during the applicable Tranche Commitment Period, Lessee (i) has met the financial benchmarks and is in compliance with all the financial covenants described on set forth in Section 5(d), , (ii) with respect to Equipment acquired under the New Schedules and under the Current Schedules, Lessor shall have used all such Equipment (1) within the geographical territory in which the network exists at the time of this Appendix, and (2) in a way that maximizes the utility of the network through deploying such Equipment on a first priority basis to areas of the network that provide the most accretive financial impact, and (iii) has delivered to Lessor the Warrant for the applicable Tranche as set forth below. Lessee understands and agrees that notwithstanding the dates set forth for commencement of Tranches 2, 3 or 4, none of such Tranches shall be available unless and until all of the foregoing conditions has been satisfied, and whether the financial covenants have been satisfied cannot be determined until the fifth (5th) business day after Lessee delivers to Lessor the financial statements and the Compliance Certificate required to be delivered pursuant to Section 5(c)(iv). If Lessee delivers to Lessor a Warrant in connection with any Tranche before delivery of the financial statements and Compliance Certificate that is required to be delivered as a condition to availability of such Tranche, and after delivery of the financial statements and Compliance Certificate Lessor determines that such Tranche is not available as a result of Lessee's failure to meet such financial covenants, Lessor shall return such Warrant to Lessee.

(b) Cancellation of Tranches. If Lessee does not use any portion of any Tranche by the last day of the applicable Tranche Commitment Period, such unused portion of such Tranche shall automatically expire and shall not be added to the availability under any future Tranche. If Lessee does not desire to utilize any Tranche Lessee shall deliver to Lessor written notice of cancellation not less than ten (10) days prior the commencement of the applicable Tranche Commitment Period; provided, that cancellation of any Tranche automatically cancels the availability of all future Tranches.
In addition, if Lessee fails to deliver to Lessor the Warrant for any Tranche at least five (5) business days prior to the commencement of the applicable Tranche Commitment Period for such Tranche, such Tranche, and all future Tranches, shall be automatically cancelled and Lessee shall not have any right to lease Equipment under such Tranche or any future Tranches.

(c) Submission of Requests Prior to Expiration of Commitment Period. Lessee shall submit a request to Lessor for leasing Equipment under any applicable Tranche together with all applicable purchase orders and other information required by Lessor, at least ten (10) business days prior to the expiration of any Tranche Commitment Period. Lessor shall be under no obligation to lease any Equipment to Lessee under any Tranche if Lessee does not submit such request and information as required.

(d) Equipment Subject to Lease. Notwithstanding anything to the contrary in the Agreement, the equipment that may be leased by Lessor to Lessee from and after February 1, 2002 under the Lease Documents shall consist of refurbished products manufactured by Cisco Systems, Inc. from Lessor's refurbished equipment inventory at the price set forth in a quotation to be provided at Lessor's option from either the Cisco Capital Sales Team, the Cisco Systems, Inc. Sales Team or a Cisco Value Added Reseller; provided, that upon confirmation from Lessor to Lessee that refurbished inventory of the kind designated by Lessee is not available for leasing to Lessee, Lessor shall so notify Lessee and Lessee may, upon receipt of such notification, and subject to the terms of this Appendix, order new products manufactured by Cisco Systems, Inc. or otherwise acceptable to Lessor, at the price set forth in a quotation to be provided at Lessor's option from either Lessor, the Cisco Systems, Inc. Sales Team or a Cisco Value Added Reseller, in form satisfactory to Lessor (the "Equipment"). In no event shall any of the Tranches be available for Soft Costs. All Equipment leased by Lessee under the Lease Documents shall be shipped to locations within the United States only, shall be used in the United States and only in the location specified in any Schedule, and shall not be moved without the prior written consent of Lessor, which consent shall not be unreasonably withheld. Lessor shall not be responsible for maintenance, software or ancillary services relating to the Equipment, or for ensuring that any necessary maintenance or services agreements or software licenses with Cisco Systems, Inc. or any other third party are in effect at any time.

(e) Terms of New Schedules. The term of each Schedule entered into on or after February 1, 2002 for leased Equipment (each, a "New Schedule") shall be thirty-six (36) months. Each New Schedule shall be substantially in the form attached hereto as Exhibit A. The Lease Rate Factor applicable for each New Schedule shall be * for each of months seven (7) through thirty-six
(36) of each Schedule, and * for each of months one (1) through six (6), subject to adjustment as set forth below, or as otherwise set forth in any New Schedule as hereafter agreed to between Lessor and Lessee; provided, that if Lessee raises more than Thirty Million Dollars ($30,000,000) in the aggregate from and after February 1, 2002, of either debt, equity or a combination of debt and equity, all New Schedules entered into after the date thereof shall be structured as thirty-six (36) month level fair market value leases with no rent deferrals for the first six (6) months of such Schedules, using a Lease Rate Factor of *. The rent payment for each month in the rental period with respect to each New Schedule shall be calculated by multiplying the total Equipment cost for all Equipment subject to such New Schedule by the Lease Rate Factor applicable for such month. Each of the Lease Rate Factors described above shall be adjusted prior to the date of preparation of any New Schedule to reflect changes equal to or greater than one quarter of one percent (.25%) * Changes to the benchmark rate of less than one quarter of one percent (.25%) will not affect the Lease Rate Factors set forth above.

*THIS PORTION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION

All Lease payments shall be due and payable in advance on the first day of each month. Rental payments will commence on the first of the month on or after acceptance or deemed acceptance of the Equipment, such deemed acceptance to take place 30 days after shipment of the final piece of Equipment per Schedule, or as otherwise provided in any New Schedule.
Each New Schedule shall provide that at the end of the term of the Lease, Lessee shall have the right to select one of the following options: (1) purchase all but not less than all of the Equipment under such New Schedule for the then fair market value; (2) subject to the consent of Lessor renew all, but not less than all of the Equipment on a month to month basis for the daily equivalent of the original rental payment for months seven (7) through thirty-six (36) of the Lease, payable in advance; or (3) return all, but not less than all of the Equipment to Lessor. The Compliance Certificate to be delivered pursuant to Section 5(c)(iv) shall include a certification regarding the amount of additional capital raised by Lessee from and after February 1, 2002.

(f) Delivery of Warrants. On or before the date hereof Lessee shall deliver to Lessor a Stock Subscription Warrant (the "First Warrant") to purchase common stock of Parent equal to two percent (2%) of the common stock of Parent issued and outstanding as of January 1, 2002, acceptable to Lessor in its discretion, substantially in the form attached hereto as Exhibit C. On or before the fifth (5th) business day before the commencement of each Tranche Commitment Period, unless such Tranche is cancelled by Lessee as set forth in Section 3(b), Lessee shall deliver to Lessor (i) a Stock Subscription Warrant (each, a "Warrant") equal to the following percentages, based upon the number of shares of common stock issued and outstanding as of the first day of the month immediately preceding the first day of the Tranche Commitment Period, with an exercise price equal to the average of the closing prices of the common stock of Lessee at the end of each of the 10th, 11th, 12th, 13th and 14th trading days of the month ending immediately prior to the first day of the Tranche Commitment Period, substantially in the form of the First Warrant delivered for Tranche 1, and
(ii) an opinion letter from Ropes & Gray substantially in the form of the opinion letter delivered in connection with this Appendix and the First Warrant, which includes, without limitation, an opinion that (a) the Warrant delivered in connection with the applicable Tranche is valid, binding and enforceable, Lessee has reserved sufficient shares of common stock for exercise of such Warrant, (b) the warrant shares when issued, sold and delivered in accordance with the terms and for the consideration expressed in such Warrant will be duly and validly issued, fully paid and nonassessable, and (c) the Company is authorized and directed to execute and deliver such Warrant . (i) Tranche 2: One percent (1%) of the outstanding common stock of Lessee: (ii) Tranche 3: One percent (1%) of the outstanding common stock of Lessee; (ii) Tranche 4: Two and one-half percent (2.5%) of the outstanding common stock of Lessee.

4. CONDITIONS PRECEDENT.

(a) Conditions to Effectiveness. The effectiveness of the Agreement and this Appendix and the amendments to the Existing Schedules contemplated hereby shall be conditional upon the following conditions having been satisfied or provided for in a manner satisfactory to Lessor: (i) Receipt of Lease Documents. The Agreement, this Appendix, the other Lease Documents, the Guaranty, the Warrant for Tranche 1 or counterparts hereof, the other agreements referred to in subsections (iv) and (vii) below, and the other documents set forth on the Schedule of Documents attached hereto as Exhibit G required to be delivered by Lessee to Lessor shall have been duly executed by, and delivered to, Lessee and Lessor, and Lessor shall have received such documents, instruments, agreements and legal opinions as Lessor shall request in connection with the transactions contemplated by the Lease Documents. (ii) Receipt of Payments Under Existing Lease. Lessor shall have received all payments owed by Lessee to Lessor through January 31, 2001 under the Existing Master Lease, all Existing Schedules, and under all other agreements between Lessor and Lessee. (iii) Reconciliation of Existing Schedules. Lessee shall have executed and delivered to Lessor all Existing Schedules not previously executed by Lessee with respect to equipment that was shipped to Lessee on or before January 31, 2002, and all equipment described as CSC Pre-funded Inventory or PFI, shall have been reconciled with Lessor and supporting Existing Schedules shall have been executed by Lessee and delivered to Lessor. (iv) Agreement with Toronto Dominion. (a) Lessee and the Required Lenders, as defined in the Toronto Dominion Credit Agreement, shall have agreed to financial covenants acceptable to Lessor, (b) Lessee and the Required Lenders shall have executed and delivered to Lessor a Fourth Amendment to Credit Agreement in form acceptable to Lessor, and (c) Administrative Agent shall have delivered to Lessor a Certificate providing that (1) the Fourth Amendment to Credit Agreement is effective, and (2) that Administrative Agent has approved the Agreement, this Appendix, the Stock Subscription Warrant and the other Lease Documents. (v) Due Diligence. Lessee shall have provided to Lessor all information requested by Lessor for the completion of Lessor's due diligence and documentation. Lessor shall have completed its business and legal due diligence, with results satisfactory to Lessor. (vi) No Events of Default. Lessee shall not be in default under any (i) agreement with Lessor or Cisco Systems, Inc., (ii) material agreement with any third party, or (ii) any non-material agreement with any third party where the amount in default under such agreement is more than Ten Thousand Dollars ($10,000) or, if the third party to such agreement accelerated based upon such default, the amount owing would exceed Twenty-Thousand ($20,000). (vii) Subordination Agreement/Release. Lessee shall have obtained from Administrative Agent and from any other Person that has filed a financing statement against Lessee covering equipment or inventory, a release of such entity's security interest in all Equipment subject to the Agreement, or a subordination agreement with respect to such Equipment, in form and substance satisfactory to Lessor. (viii) Intercreditor Agreement. Administrative Agent shall have delivered to Lessor the Intercreditor Agreement executed by Administrative Agent, in form and substance acceptable to Agent, and such Intercreditor Agreement shall be effective.

(b) Conditions to Consummation of Each Schedule. Lessor shall not be obligated to enter into any Schedule or lease any Equipment if, as of the date thereof: (i) any representation or warranty by Lessee contained herein or in any of the other Lease Documents shall be untrue or incorrect as of such date, except to the extent that such representation or warranty expressly relates to an earlier date and except for changes therein expressly permitted or expressly contemplated hereunder; or (ii) any Event of Default shall have occurred and be continuing; or (iii) if any of the Equipment covered under such Schedule will be located at either a co-location facility or a location with a customer, in each case with respect to which the lessor at the co-location facility or the customer had not entered into a lease or a customer service agreement, respectively, with Lessee as of February 1, 2002, and Lessee has not obtained from such co-location lessor or customer and delivered to Lessor (x) with respect to such co-location facility a signed Collateral Access Agreement in the form attached hereto as Exhibit E and (y) with respect to such customer, either a Collateral Access Agreement or a customer service agreement signed by the customer that includes the following agreement, together with an address for notice (the "Cisco Access Covenant"):

Access to Cisco. Upon written notice by Cisco Systems Capital Corporation, its successors and assigns (collectively, "Cisco") at the address set forth in this Agreement, Customer shall provide reasonable access to premises that are owned, leased or otherwise controlled by Customer during business hours (the "Premises") to Cisco and their respective representatives, employees and agents, to enable Cisco to inspect any assets that have been leased by Cisco to CTC Communications Corp. (the "Cisco Property") and to enable Cisco to remove the Cisco Property from any such Premises. Cisco is a third party beneficiary of this Paragraph __and this Paragraph __shall not be modified or amended except in a writing signed by an authorized representative of Cisco. Notwithstanding anything to the contrary in this Agreement, Customer waives any lien or security interest in the Cisco Property and will not assert any claim against the Cisco Property.

5. FURTHER LESSEE REPRESENTATIONS AND COVENANTS. Lessee agrees as follows:

(a) Lessee Representations. Lessee hereby represents and warrants as of the date hereof and as of the date of each Schedule entered into under the Agreement, as follows: (i) There are no actions, suits or proceedings pending or, to the best of Lessee's knowledge, threatened, against or affecting Lessee or any of its Subsidiaries before any Governmental Authority or arbitrator which (i) purport to affect or pertain to the Agreement or any Lease, or (ii) if determined adversely to Lessee or any such Subsidiary, would result in a Material Adverse Change. (ii) Lessee and its Subsidiaries possess all approvals, authorizations, permits, franchises, licenses, patents, trademarks, trade names, service marks, and copyrights, free from burdensome restrictions, that are reasonably necessary for the ownership, maintenance and operation of their respective businesses and the maintenance and operation of the Equipment, and neither Lessee nor any of its Subsidiaries is in material violation of any right of others with respect to the foregoing. (iii) Lessee and its Subsidiaries have filed all federal and other material tax returns and reports required to be filed and have paid all federal and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets and otherwise due and payable, except those which are being or will be contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP. Lessee has not received any notice of any proposed tax assessment against Lessee or any of its Subsidiaries that would, if made, result in a Material Adverse
Change. (iv) There exists no Event of Default. (v) Lessee is not in default under any agreement except as set forth on the Disclosure Schedule attached hereto as Exhibit D. (vi) Attached hereto as Exhibit F is a true and correct Schedule of Locations of Equipment which sets forth and the locations of all Equipment subject to all Existing Schedules, a description of the Equipment located at each such location, the street address of such location, a contact person at such location, and a telephone number for such contact person. Such Schedule of Locations also includes a true and correct list of all co-location facilities designated under the heading "Co-Location Facilities". (vii) There are no liens or security interests against any equipment or inventory of Lessee, other than purchase money liens and leases in specific items of equipment, and the security interests of Toronto Dominion, as Administrative Agent. (viii) Since February 1, 2002, no Material Adverse Change has occurred. (ix) The Toronto Dominion Credit Agreement does not prohibit the execution and delivery of the Guaranty by Parent to Lessor, and no consent under the Toronto Dominion Credit Agreement is required in order to bind Parent to the obligations thereunder.

(b) Negative Covenants. Lessee shall not: (i) Engage in any material line of business substantially different from those lines of business carried on by it or contemplated to be carried on by it (as disclosed to Lessor) on the date of the Agreement; (ii) Merge with or consolidate into, or acquire all or substantially all of the assets of, any other corporation or entity, or sell, transfer, lease or otherwise dispose of all or substantially all of its assets, or permit any Subsidiary to do any of the foregoing, except that any of Lessee's wholly owned Subsidiaries may merge with, consolidate into or transfer all or substantially all of its assets to another of Lessee's wholly owned Subsidiaries, or to Lessee, and in connection therewith, such Subsidiary may be liquidated or dissolved; (iii) Declare or pay any dividends in respect of Lessee's capital stock, or purchase, redeem, retire or otherwise acquire for value any of its capital stock now or hereafter outstanding, return any capital to its shareholders as such, or make any distribution of assets to its shareholders as such, or permit any of its Subsidiaries to purchase, redeem, retire or otherwise acquire for value any stock of Lessee, except that Lessee may (A) declare and deliver dividends and distributions payable only in common stock of Lessee, (B) purchase, redeem, retire or otherwise acquire shares of its capital stock with the proceeds received from a substantially concurrent issue of new shares of its capital stock, and (C) repurchase stock owned by employees, directors and consultants of Lessee pursuant to the terms of any employment, consulting or other stock restriction agreements at such time as any such employee, director or consultant terminates his or her affiliation with Lessee, provided that no Event of Default shall exist either immediately prior to or after giving effect to such repurchase, and provided further that the total amount paid in connection therewith by Lessee shall not exceed $100,000 in any year. (iv) Notwithstanding anything to the contrary in the Agreement or any Schedule, move any Equipment from one location to another location without the prior written consent of Lessor, which consent shall not be unreasonably withheld. Lessor shall not withhold its consent if Lessee provides to Lessor, prior to moving any such Equipment, a description of the Equipment it intends to transfer, the Schedule number to which such Equipment is subject, the address of the location from which and to which the Equipment shall be moved, and a Collateral Access Agreement from the lessee or owner, as the case may be, of such new location if, with respect to a co-location facility the lessor or owner has not previously delivered to Lessor a Collateral Access Agreement or, with respect to a customer, if such customer at such new location has not entered into a Customer Service Agreement that includes the Cisco Access Covenant or previously delivered to Lessor a Collateral Access Agreement.

(c) Affirmative Covenants. Lessee shall, and shall cause each of its Subsidiaries to: (i) Maintain and preserve (A) its corporate existence, and
(B) all material copyrights, patents, trademarks, trade names and service marks and other intellectual property rights, and all other material rights, qualifications, permits, licenses, franchises and privileges, necessary or desirable in the ordinary course of business and operations and the ownership of its properties, except as permitted by clause 2(a)(ii) hereof; (ii) Obtain and maintain all licenses, authorizations, consents, filings, exemptions, registrations and other governmental approvals of any Governmental Authority necessary or desirable (A) in connection with the execution, delivery and performance of the Lease Documents or any related documents and instruments and the leasing of the Equipment as contemplated thereby, or (B) in the ordinary course of its business and operations and the ownership of its properties, except, in the case of this clause (B), to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Change; (iii) Comply in all material respects with all Requirements of Law of any Governmental Authority having jurisdiction over it or its business, except as may be contested in good faith, or as to which a bona fide dispute may exist, or where non-compliance could not reasonably be expected to result in a Material Adverse Change; and (iv) Deliver to Lessor, as soon as available, but in any event within 30 days after the end of each Fiscal Year of Lessee, and 30 days after the end of each of the first three Fiscal Quarters of Lessee, a consolidated balance sheet of Lessee and its Subsidiaries as at such quarter or year-end date, and the related consolidated statements of income and cash flows for such period, all in reasonable detail and, in the case of the year-end financials, audited by an independent certified public accountant, which statements shall be prepared in accordance with GAAP and, in the case of the year-end, shall not be subject to any qualifications or exceptions as to the scope of the audit, nor to any qualifications or exceptions not reasonably acceptable to Lessor, together with a Compliance Certificate, in substantially the form of Exhibit B attached hereto, of the chief financial officer, controller or treasurer of Lessee as of the end of the applicable accounting period. (v) Include in any Customer Service Agreement or like agreement that Lessee enters into after February 1, 2002, the Cisco Access Covenant. (vi) Deliver to Lessor at the time Lessee enters into any Customer Service Agreement or amends any existing Customer Service Agreement, whether or not Lessee intends at such time to maintain any of Lessor's Equipment at any location of such customer, a Collateral Access Agreement signed by such customer or a Customer Service Agreement that includes the Cisco Access Covenant. (vii) Deliver to Lessor at the time Lessee enters into any agreement with a lessor or owner of a co-location facility, whether or not Lessee intends at such time to maintain any of Lessor's Equipment at such co-location facility, a Collateral
Access Agreement signed by such owner or lessor. (viii) On or before April 30, 2002, deliver to Lessor a Collateral Access Agreement for each of the co-location facilities at which Lessee maintains any Equipment, which co-location facilities are described on Exhibit F, and those locations at which Equipment with an aggregate cost of more than $15,000 is maintained. Upon the request of Lessor, Lessee shall assist Lessee to obtain access to other locations for the purpose of inspecting or removing Equipment, and, without limiting the generality of the foregoing, shall deliver to the lessee or owner of such locations written instructions authorizing such lessee or owner to allow Cisco access to such facility for the purposes described herein. (ix) Upon any receipt of a notice of default from Toronto Dominion or any other lender or agent under the Toronto Dominion Credit Agreement, deliver a copy of such notice to Lessor. (x) If Lessee and the lenders under the Toronto Credit Agreement enter into any amendment to the financial covenants set forth in the Toronto Credit Agreement, Lessee shall, at the option of Lessor, make the same changes to the financial covenants set forth in this Appendix; provided, that Lessor shall have the right, but not the obligation, to make such changes. Lessee shall keep Lessor apprised of any negotiations with Toronto Dominion with respect to any change in the financial covenants and shall deliver to Lessor an executed copy of any such amendment immediately upon the effectiveness thereof. If Lessor determines that it wants to make the same changes as set forth in any such amendment, Lessor shall execute and deliver to Lessee an amendment to this Appendix changing the financial covenants, within three (3) business days after delivery of such amendment by Lessor to Lessee.

(d) Financial Covenants. From the date of this Appendix through the date that all Lease Payments are paid in full, neither the Parent nor the Lessee will permit any of the events set forth below to occur:

(i) Maximum Total Debt to Capitalization Ratio. Neither the Lessee nor the Parent will permit the Total Debt to Capitalization Ratio as of the last day of any Fiscal Quarter to be greater than 55%.

(ii) Minimum ALE's Installed and Billed. Neither the Lessee nor the
Parent will permit the aggregate number of ALE's installed and billed as of the last day of any Fiscal Quarter set forth below to be less than the amount set forth opposite such Fiscal Quarter:

Quarterly Period Ending             ALEs
March 31, 2002                      530,000
June 30, 2002                       535,000
September 30, 2002 and thereafter   555,000

(iii) Minimum Revenue. Neither Lessee nor the Parent will permit the revenue received by the Consolidated Group as of the last day of any Fiscal Quarter set forth below to be less than the amount set forth opposite such Fiscal Quarter:

Quarterly Period Ending            Revenue
March 31, 2002                     $74,000,000
June 30, 2002                      $78,000,000
September 30, 2002 and thereafter  $84,000,000

(iv) Minimum Consolidated EBITDA. Neither the Lessee nor the Parent
will permit the Consolidated EBITDA as of the last day of any Fiscal Quarter set forth below to be less than the amount set forth opposite such Fiscal
Quarter:
Quarterly Period Ending           Consolidated EBITDA
March 31, 2002                    ($3,500,000)
June 30, 2002                      $1,500,000
September 30, 2002 and thereafter  $8,000,000

(v) Maximum Total Leverage Ratio. Neither Parent nor the Lessee will permit the Total Leverage Ratio as of the last day of any Fiscal Quarter occurring during any period set forth below to be greater than the ratio set forth opposite such period:

Period                                     Total Leverage Ratio
7/01/01 through and including 6/30/02       N/A
7/01/02 though and including 9/30/02        10.50:1
10/01/02 through and including 12/31/02      6.50:1
1/01/03 through and including 3/31/03        4.50:1
4/01/03 and thereafter                       3.00:1

(vi) Capital Expenditures. Lessee will not, and will not permit any of its Subsidiaries to, make or commit to make Capital Expenditures in any Fiscal Year which in the aggregate exceed the amount set forth below opposite such Fiscal Year:

Fiscal Year                   Amount
2002                         $100,000,000
2003                         $100,000,000
2004                         $100,000,000
2005                         $100,000,000
2006                         $100,000,000
and thereafter               $100,000,000

(vii) Minimum Pro Forma Debt Service Coverage Ratio. Neither Parent nor the Lessee will permit the Pro Forma Debt Service Coverage Ratio as of the last day of the Fiscal Quarter occurring during any period set forth below to be less than the ratio set forth opposite such period:

Period                                 Pro Forma Debt Service Coverage Ratio
07/01/01 through and including 3/31/03     N/A
4/01/03 through and including 6/30/03      1.00:1
07/01/03 and thereafter                    1.10:1

(viii) Minimum Interest Coverage Ratio. Neither Parent nor the Lessee will permit the minimum Interest Coverage Ratio as of the last day of any Fiscal Quarter occurring during any period set forth below to be less than the ratio set forth opposite such period:

Period                                   Interest Coverage Ratio
7/01/01 through and including 6/30/02     N/A
7/01/02 through and including 9/30/02     1.00:1
10/01/02 through and including 12/31/02   1.50:1
1/01/03 through and including 3/31/03     2.00:1
4/01/03 and thereafter                    3.00:1

(ix) Minimum Unrestricted Cash Balance. Neither Parent nor the Lessee will permit the Unrestricted Cash Balance as of the last day of the Fiscal Quarter occurring during any period set forth below to be less than the amount set forth opposite such period:

Period               Minimum Unrestricted Cash
March 31, 2002        $39,900,000
June 30, 2002         $25,900,000
September 30, 2002
  and thereafter      $13,100,000

6. FURTHER EVENTS OF DEFAULT. The following shall be additional Events of Default under the Agreement: (a) Lessee, any of its Subsidiaries, Parent, or any of its Subsidiaries, defaults under any (i) agreement with Lessor or Cisco Systems, Inc., (ii) material agreement with any third party, or (ii) non-material agreement with any third party where the amount in default under such agreement is more than Ten Thousand Dollars ($10,000) or, if the third party to such agreement has accelerated based upon such default, the amount owing under such agreement exceeds Twenty-Thousand ($20,000), and in each case such default continues after expiration of any applicable grace period. (b) An "Event of Default" occurs under any agreement with Toronto Dominion; or (c) There occurs any Change of Control.

Notwithstanding anything to the contrary in this Appendix, the Agreement or any of the other Lease documents (i) failure of Lessee to meet the quarterly Minimum Unrestricted Cash Balance covenant set forth in Section 5(d)(ix) shall not constitute an Event of Default; provided, that failure to meet such covenant in any one Fiscal Quarter shall mean that Lessee shall not have availability under Tranches 2, 3 and 4, and (ii) Lessor shall have the right to cease leasing Equipment to Lessee if Lessee fails to meet or satisfy, or breaches, any of the financial convents set forth in Section 5(d) of this Appendix.

7. CONFLICT OF TERMS. Notwithstanding that this Appendix is incorporated into the Agreement, if there is any direct conflict between the terms of this Appendix and the terms of the Agreement the terms of this Appendix shall govern and control.

IN WITNESS WHEREOF, Lessor and Lessee have caused this Appendix to be duly executed by their authorized representatives as of the date of the Agreement.

CISCO SYSTEMS CAPITAL CORPORATION, Lessor
By: /s/ [Authorized Signature]
Title:

CTC COMMUNICATIONS CORP. Lessee
By: /s/ [Authorized Signature]
Title:

ACKNOWLEDGED AND AGREED:
CTC COMMUNICATIONS GROUP, INC.
By: /s/ [Authorized Signature]
Title:

EXHIBIT B
Compliance Certificate
Date: __________, ___
To: Cisco Systems Capital Corporation
Mailstop SJCLP1, 2nd Floor
170 West Tasman Drive
San Jose, California 95134-1706
Attn: Loan Administration, Worldwide Financial Services

Re: Var1

Ladies and Gentlemen: This Compliance Certificate is made and delivered pursuant to the Amended and Restated Master Agreement to Lease Equipment dated as of February __, 2002 (as amended, modified, renewed or extended from time to time, the "Agreement"), between CTC Communications Corp. ("Lessee") and Cisco Systems Capital Corporation ("Lessor"), and reference is made thereto for full particulars of the matters described therein. All capitalized terms used in this Compliance Certificate and not otherwise defined herein shall have the meanings assigned to them in the Agreement. This Compliance Certificate relates to the accounting period ending __________, ____.

I am the ____________ of Lessee. I have reviewed the terms of the Agreement and I have made, or caused to be made under my supervision, a detailed review of the transactions and conditions of Lessee and its Subsidiaries during such accounting period. I hereby certify that the information set forth on Schedule 1 hereto (and on any additional schedules hereto setting forth further supporting detail) is true, accurate and complete as of the end of such accounting period.

I hereby further certify that (i) as of the date hereof that no Event of Default has occurred and is continuing, (ii) on and as of the date hereof, there has occurred no Material Adverse Change since the date of the financial statements furnished to Lessor prior to the Closing Date, except in each case as may be set forth in a separate attachment hereto describing in detail the nature of each condition or event constituting an exception to the foregoing statements, the period during which it has existed and the action which Lessee is taking or proposes to take with respect to each such condition or event, and (iii) as of the date hereof, since February 1, 2002, Lessee has raised additional capital in the form of equity in the amount of $___________, and additional capital in the form of debt financing in the amount of $_________, for an aggregate amount of additional equity of $_________.

IN WITNESS WHEREOF, the undersigned officer has signed this
Compliance Certificate on behalf of Lessee this  day of         .

SCHEDULE 1 to the Compliance Certificate Dated _________________, _____

CTC COMMUNICATIONS CORP.
For the fiscal quarter ended __________, _____

[Section references are to the Appendix]
                                             Actual    Required/Permitted
Maximum Total Debt to Capitalization Ratio   _____%     Not to exceed ____%
                                                    [See Table in Appendix]
Minimum ALEs Installed and Billed           _______   Not less than _______
                                                     [See Table in Appendix]
Minimum Revenue of Consolidated Group       $______   Not less than $_____
                                                    [See Table in Appendix]
Minimum Consolidated EDITDA                 $______   Not less than $_____
                                                     [See Table in Appendix]
Maximum Total Debt Leverage Ratio           ____:___ Not to exceed ____:____
                                                     [See Table in Appendix]
Capital Expenditures                        $______   Not to exceed $_______
                                                     [See Table in Appendix]
Maximum Total Leverage Ratio                 ____:___  Not to exceed $_____
                                                     [See Table in Appendix]
Minimum Pro Forma Debt Service Coverage Ratio ____:___ Not less than ___:___
                                                     [See Table in Appendix]
Minimum Interest Coverage Ratio             ____:___   Not less than ___:___
                                                     [See Table in Appendix]
Minimum Unrestricted Cash                   $______    Not less than ___:___
                                                     [See Table in Appendix]

EXHIBIT D
Disclosure Schedule
None.

EXHIBIT A
SCHEDULE NO. ___
To Amended and Restated Master Agreement To Lease Equipment No. 1258
THIS SCHEDULE NO. __ (this "Schedule") dated as of ____________________, by and between CISCO SYSTEMS CAPITAL CORPORATION ("Lessor"), having its principal place of business at 170 West Tasman Drive, Mailstop SJCLP1,
2nd Floor, San Jose, California 95134, fax number __________________, and
CTC Communications Corp. ("Lessee") having its principal place of business at _________________________________________, fax number __________________, supplements that certain Amended and Restated Master Agreement to Lease Equipment No. 1258 dated as of February, 27, 2002 (the "Agreement," and together with this Schedule, the "Lease") between Lessor and Lessee, incorporated herein by this reference. Capitalized terms not otherwise defined herein have the meanings specified in the Agreement.

1. EQUIPMENT DESCRIPTION. Quantity, manufacturer, model and serial number of the Equipment subject to this Schedule are as specified in the Invoice(s) referenced at Annex A hereto (collectively, the "Invoice"). Unless otherwise specified in the applicable Invoice, the Equipment is new.

2. EQUIPMENT LOCATION. The Equipment shall at all times be installed or located at the location specified in Annex A or such other location as is permitted under the Agreement.

3. EQUIPMENT COST. The "Equipment Cost" for any item of Equipment is the equipment purchase price specified in the Invoice, not including any taxes, shipping, insurance, installation, cabling, maintenance, software or related expenses which shall be paid for directly by Lessee . The aggregate Equipment Cost for all Equipment under this Schedule is ___________________.

4. RENTAL PAYMENT AMOUNT. Based on the aggregate Equipment Cost above and the Lease Rate Factor of * for each of months one (1) through six (6) and * for each of months seven (7) through thirty-six (36), the monthly rental payment in respect of the Equipment is $__________ for each of months (1) through six (6) and $_____________ for each of months seven (7) through thirty-six
(36) ("Rent").

*THIS PORTION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION

5. LEASE TERM. The "Lease Term" of this Lease shall begin on the Commencement Date and shall consist of an "Original Term" equal to 36 months and, the term shall automatically be extended on a month-to-month basis (each, an "Extended Term") unless either party notifies the other not later than 30 days prior to the end of the Lease Term or any extension thereof of its election not to extend such lease term or extended term. . The "Commencement Date" of this Lease shall be the earlier to occur of (i) the execution date specified in the certificate of acceptance, if any, delivered by Lessee ("Certificate of
 Acceptance") relating to any item of Equipment, (ii) thirty (30) days after shipment of the final piece of Equipment specified in the Invoice, or
(iii) _____________, _____.
Notwithstanding any provision to the contrary contained in any Lease Document, Lessee shall be deemed to have irrevocably accepted, for purposes of the Lease, the Equipment on the Commencement Date. Lessee agrees to complete, sign and return to Lessor any Certificate of Acceptance sent to Lessee, promptly upon Lessee's receipt and acceptance of the relevant Equipment.

6. RENT PAYMENTS. Rent shall be payable in thirty-six (36) consecutive monthly payments in advance, on the first day of each such period, commencing with the first day of the calendar month immediately following the Commencement Date (unless the Commencement Date is the first day of the month and rent is payable in advance, in which case the first Rent Payment shall be due on such date). Lessor agrees that no Rent shall be payable for any period prior to the Commencement Date or for the period from the Commencement Date (provided such date is not the first day of the month) until, but not including, the first day of the calendar month immediately following the Commencement Date. Unless otherwise agreed in writing by the Lessor at such time, the Rent for any Extended Term ("Extended Term Rent") shall be payable monthly, in advance, and shall be in a daily-equivalent amount equal to that of the original Rent for months seven (7) through thirty (30).

7. END OF TERM PURCHASE OPTION. (a) This Lease shall be deemed a
"FMV Lease" and
Lessee shall have an end of term purchase option as follows. Provided this Lease has not been terminated earlier and there exists no Default or Event of Default, not earlier than 90 days and not later than 30 days before the end of the Original Term, Lessee may deliver to Lessor an irrevocable notice electing to purchase all (but not less than all) of the Equipment at the end of the Original Term for an amount equal to the Fair Market Value, as defined below, ofsuch Equipment, which amount Lessee shall pay to Lessor on the last day of the
Original Term. If no such notice is delivered by Lessee to Lessor within such period, Lessee shall be deemed to have waived any right to purchase such Equipment. (b) Upon full payment to it of the amount specified in clause (a)of this Paragraph7, Lessor shall transfer its right, title and interest in and to such Equipment to Lessee without recourse or warranty, except that Lessor shall warrant that such Equipment is free and clear of any lien or encumbrance arising by or through Lessor. (c) "Fair Market Value" shall mean the value which would obtain in an arm's-length transaction between an informed and willing buyer-user (other than a lessee currently in possession or a used equipment dealer) under no compulsion to buy, and an informed and willing seller under no compulsion to sell and, in such determination, costs of removal from the location of current use shall not be a deduction from such value. Fair Market Value shall be determined by the mutual agreement of Lessor and Lessee in accordance with the
preceding sentence or, if Lessee and Lessor cannot agree within 20 days after Lessee's notice of election to purchase under clause (a) of this Paragraph 7, by
a qualified independent equipment appraiser selected by Lessor, at Lessee's cost.

8. CASUALTY VALUE. The Casualty Value of the Equipment shall at any time be the greater of (a) Fair Market Value at such time; or (b) as of the date of the shipment from the manufacturer, * of Equipment Cost, such amount to decrease from month to month thereafter by * of Equipment Cost.

*THIS PORTION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION


IN WITNESS WHEREOF, Lessor and Lessee have caused this Schedule to be duly executed by their authorized representatives as of the date first above written.
Each signatory of the Lessee represents that he or she is duly authorized to execute and deliver this Schedule on behalf of Lessee.


CISCO SYSTEMS CAPITAL CORPORATION, Lessor
By:
Title:
CTC COMMUNICATIONS CORP., Lessee
By:
Title:
ANNEX A
TO
SCHEDULE NO. _____
TO
AMENDED AND RESTATED MASTER AGREEMENT TO LEASE EQUIPMENT NO. _____ EQUIPMENT INVOICES, COST AND LOCATION
As set forth below: